UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 8, 2016

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-31293 (Commission File Number)	77-0487526 (I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On May 28, 2015, Equinix, Inc. (“Equinix”) entered into a bridge credit agreement with JPMorgan Chase Bank, N.A. as the initial lender and as administrative agent for the lenders from time to time party thereto (the “Lenders”) (as amended, the “Bridge Credit Agreement”), for a principal amount of £875 million (the “Bridge Loan”) in order to provide financing in connection with its cash and share offer for the entire issued and to be issued share capital of Telecity Group plc.

Equinix has obtained permanent financing prior to the closing of the Transaction to replace the Bridge Loan and, effective January 8, 2016, Equinix terminated the commitments of the Lenders under the Bridge Credit Agreement.

The Lenders and/or their affiliates have provided in the past, and may provide in the future, investment banking services to Equinix. In addition, J.P. Morgan Securities LLC together with its affiliate J.P. Morgan Limited is acting as financial advisor to Equinix in connection with the Transaction and J.P. Morgan Securities LLC has provided a fairness opinion to Equinix that the aggregate cash consideration to be paid by Equinix in the Transaction is fair, from a financial point of view, to Equinix.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant

On January 8, 2016, Equinix borrowed the full amount of the $250,000,000 and £300,000,000 term loan commitments (collectively, the “Term B Loan Commitments”) made available to it under the Credit Agreement dated as of December 17, 2014, among Equinix, as borrower, certain subsidiaries of Equinix, as guarantors, a syndicate of financial institutions, as lenders, Bank of America, N.A., as administrative agent, a lender and L/C issuer, JPMorgan Chase Bank, N.A. and TD Securities (USA) LLC, as co-syndication agents, Barclays Bank PLC, Citibank, N.A., Royal Bank of Canada and ING Bank N.V., Singapore Branch, as co-documentation agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J. P. Morgan Securities LLC and TD Securities (USA) LLC, as joint lead arrangers and book runners, as amended by a first amendment dated as of April 30, 2015 and a second amendment dated as of December 8, 2015. Certain terms of the loans made to Equinix under the Term B Loan Commitments were disclosed under Item 1.01 of Equinix’s Current Report on Form 8-K filed on December 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: January 12, 2016	By:	/s/ Keith D. Taylor
Keith D. Taylor
Chief Financial Officer